VAALCO ENERGY ANNOUNCES RETIREMENT OF CHIEF EXECUTIVE OFFICER STEVE GUIDRY

HOUSTON – AUGUST 3, 2016 – VAALCO Energy, Inc. (NYSE: EGY) today announced that Steve Guidry, the Company’s Chief Executive Officer, will retire from the Company and Board of Directors effective September 1, 2016.

Steve  joined VAALCO as Chief Executive Officer in October 2013 after having worked for 33 years at Marathon Oil Corporation in a number of senior executive capacities, his last position there being Vice President of Business Development. He was also appointed to VAALCO’s Board of Directors when he joined the Company and served as Chairman from June 2014 until December 2015.  Steve plans to spend more time with his wife and family in Houston and Lafayette.

Cary Bounds, VAALCO’s Chief Operating Officer, will assume the role of Interim Chief Executive Officer beginning September 1 while the Board conducts a search for a  new chief executive.

Andrew Fawthrop, VAALCO’s Chairman of the Board commented,  “We want to thank Steve for his tireless efforts over the last three years.  He guided VAALCO through the successful completion of the largest development project in the Company’s history and also had to navigate VAALCO through the industry’s worst down cycle in recent memory. He was well respected by his management team, the Board and the investment community.  We wish Steve good health and all the best in his upcoming retirement and we are pleased to have Cary serve in his new role.”

Steve Guidry commented, “It has been an honor to have led VAALCO since 2013 and a privilege to work closely with my management team and our entire Board.  I  greatly appreciate their support during my tenure.  Cary is an excellent choice to assume my responsibilities until a permanent replacement is named. I believe the ongoing strong leadership provided by the Board, Cary and other members of senior management will continue to guide VAALCO forward as the Industry emerges from the current downturn.”

About VAALCO

VAALCO Energy, Inc. is a Houston-based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. The Company's properties and exploration acreage are located primarily in Gabon, Equatorial Guinea and Angola in West Africa.

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